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                                                                     EXHIBIT 4.9

                                SUPPLEMENT NO. 1

                                     TO THE

                              GUARANTEE AGREEMENT

                            DATED AS OF MAY 29, 1996

                                    Between

                         MCI COMMUNICATIONS CORPORATION
                                 (as Guarantor)

                                      and

                            WILMINGTON TRUST COMPANY
                                  (as Trustee)


          THIS SUPPLEMENT NO. 1 ("Supplement No. 1") to the Guarantee Agreement, dated as of May 29, 1996 (including this Supplement No. 1 and all other Supplements thereto, the "Guarantee Agreement"), between MCI Communications Corporation, a Delaware corporation and wholly-owned subsidiary of the Additional Guarantor (as hereinafter defined) ("MCI" or the "Guarantor") (formerly known as TC Investments Corp.), and Wilmington Trust Company, a Delaware banking corporation organized under the laws of Delaware, as trustee (the "Guarantee Trustee"), is entered into as of November 12, 1998 by and among MCI, the Guarantee Trustee, and MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom" or the "Additional Guarantor").

          WHEREAS, in connection with the issuance by MCI Capital I, a Delaware statutory business trust (the "Issuer"), of $750,000,000 aggregate liquidation amount of its 8.00% Cumulative Quarterly Income Preferred Securities, Series A (the "Preferred Securities") representing undivided beneficial interests in the assets of the Issuer, and pursuant to the Guarantee Agreement, the Guarantor irrevocably and unconditionally agreed, to the extent set forth therein, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined therein) and to make certain other payments on the terms and conditions set forth therein (collectively, the "Guarantee"); and

          WHEREAS, the Additional Guarantor desires to unconditionally and irrevocably guarantee, on a subordinated basis, the Guarantor's obligations to pay in full to the Holders the Guarantee Payments; and
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          WHEREAS, Section 802 of the Guarantee Agreement allows for the amendment of the Guarantee Agreement, without the consent of the Holders of the Preferred Securities, provided that such action shall not adversely affect the rights of the Holders in any material respect;

          NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree to amend the Guarantee Agreement as follows:

ARTICLE I. The following sections of this Supplement No. 1 supplement the Guarantee Agreement:

          SECTION 1. Definitions.

     "Additional Guarantee" shall have the meaning ascribed thereto in Section 2 of this Article I.

     "Additional Guarantee Payments" means the Guarantee Payments, to the extent not paid or made by or on behalf of the Issuer or the Guarantor.

     "Additional Guarantor" means MCI WORLDCOM, Inc., a Georgia corporation, (formerly known as WorldCom, Inc.).

     "Additional Guarantor Event of Default" means a default by the Additional Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Additional Guarantee Payments, the Additional Guarantor shall have received notice of default and shall not have cured such default within 60 days after receipt of such notice.

     "Additional Guarantor Senior Debt" means the principal of (and premium, if any) and interest, if any (including, without limitation, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Additional Guarantor whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Additional Guarantor, whether incurred on or prior to the date of this Agreement or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligations are not superior in right of payment to the Additional Guarantee or to other Debt of the Additional Guarantor which is pari passu with, or subordinated to, the Additional Guarantee, provided, however, that Additional Guarantor Senior Debt shall not be deemed to include (a) any Debt of the Additional Guarantor which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, was without recourse to the Additional Guarantor,
(b) any Debt of the Additional Guarantor to any of its Subsidiaries, other than Debt to a Subsidiary the proceeds of which the Additional Guarantor used to pay Additional Guarantor Senior Debt (c) any Debt to any employee of the Additional Guarantor, (d) any liability for taxes, or (e) any Debt or other monetary obligations to trade creditors created or assumed by the Additional Guarantor or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services.

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     "Issuer" means MCI Capital I, a Delaware statutory business trust.

     "Subsidiary" of any Person means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person. For purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

          SECTION 2. Additional Guarantee. (a) The Additional Guarantor irrevocably and unconditionally agrees, on a subordinated basis as provided herein (the "Additional Guarantee"), to pay in full to the Holders the Additional Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer or Guarantor), as and when due, regardless of any defense, right of set-off or counter claim which the Issuer or the Guarantor may have or assert. The Additional Guarantor's obligation to make an Additional Guarantee Payment may be satisfied by direct payment of the required amounts by the Additional Guarantor to the Holders or by causing the Guarantor or the Issuer to pay such amounts to the Holders.

          SECTION 3. Waiver of Notice and Demand. The Additional Guarantor hereby waives notice of acceptance of the Guarantee Agreement, including the Additional Guarantee, and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Guarantor or the Issuer or any other Person before proceeding against the Additional Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          SECTION 4. Obligations Not Affected. The obligations, covenants, agreements and duties of the Additional Guarantor under this Guarantee Agreement, including the Additional Guarantee, subject to Section 9 of this
Article I of this Supplement No. 1, shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

               (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer or the Guarantor of any express or implied agreement, covenant, term or condition relating to the Preferred Securities or the Guarantee to be performed or observed by the Issuer or the Guarantor;

               (b) (i) the extension of time for the payment (A) by the Issuer of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures as so provided in the Indenture), Redemption Price, Liquidation Distribution or any other





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sums payable under the terms of the Preferred Securities, or (B) by the
Guarantor of all or any portion of the Guarantee Payments or any other sums payable under the Guarantee Agreement, or (ii) the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities or the Guarantee Agreement;

               (c) any failure, omission, delay or lack of diligence on the part of the Holders or the Guarantee Trustee to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders or the Guarantee Trustee pursuant to the terms of the Preferred Securities or the Guarantee Agreement, or any action on the part of the Issuer granting indulgence or extension of any kind;

               (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or the Guarantor or any of the assets of the Issuer or the Guarantor;

               (e) any invalidity of, or defect or deficiency in, the Preferred Securities or the Guarantee Agreement;

               (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

               (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 4 that the obligations of the Additional Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

          There shall be no obligation of the Holders, the Guarantor or the Guarantee Trustee to give notice to, or obtain consent of, the Additional Guarantor with respect to the happening of any of the foregoing.

          SECTION 5. Rights of Holders. The Additional Guarantor expressly acknowledges that: (i) this Guarantee Agreement, including the Additional Guarantee, will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement, including the Additional Guarantee, on behalf of the Holders; (iii) the Holders of a majority in liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement, including the Additional Guarantee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement, including the Additional Guarantee; and (iv) any Holder may institute a legal proceeding directly against the Additional Guarantor to enforce its rights under this Guarantee Agreement, including the Additional Guarantee, without first instituting a legal proceeding against the Issuer, the Guarantor, the Guarantee Trustee or any other Person.





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          SECTION 6. Guarantee of Payment. The Additional Guarantee is a
guarantee of payment and not merely of collection. The Additional Guarantee will not be discharged except by payment of the Additional Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer or the Guarantor) or upon distribution of the Debentures to the Holders as provided in the Trust Agreement.

          SECTION 7. Subrogation. The Additional Guarantor shall be subrogated to all (if any) rights of the Holders and the Guarantee Trustee against the Issuer and the Guarantor in respect of any amounts paid to the Holders or the Guarantee Trustee by the Additional Guarantor under this Guarantee Agreement; provided, however, that the Additional Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Additional Guarantor in violation of the preceding sentence, the Additional Guarantor agrees to hold such amount in trust for, and to pay over such amount to, the Holders or the Guarantee Trustee as the case may be.

          SECTION 8. Independent Obligations. The Additional Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and the Guarantor with respect to the Guarantee, and that the Additional Guarantor shall be liable as principal and as debtor hereunder to make any payments required pursuant to the terms of this Guarantee Agreement, including the Additional Guarantee, notwithstanding the occurrence of any event referred to in paragraphs (a) through (g) inclusive, of Section 4 of this Supplement No. 1.

          SECTION 9. Subordination. The Additional Guarantee will constitute an unsecured obligation of the Additional Guarantor and will rank subordinate and junior in right of payment to all Additional Guarantor Senior Debt.

ARTICLE II. Sections 204, 205, 206 and 207 of the Guarantee Agreement are hereby amended to read in their entirety as follows:

SECTION 204.    Periodic Reports to Guarantee Trustee.

          The Guarantor or the Additional Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as may be required by Section 314 of the Trust Indenture Act, and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 205.   Evidence of Compliance with Conditions Precedent.

          The Guarantor or the Additional Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in





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this Guarantee Agreement that relate to any of the matters set forth in Section
314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

SECTION 206.  Events of Default; Waiver.

          The Holders of a Majority in liquidation preference of the Preferred Securities may, on behalf of the Holders, waive any past Event of Default or Additional Guarantor Event of Default and its consequences. Upon such waiver, any such Event of Default or Additional Guarantor Event of Default shall cease to exist, and any Event of Default or Additional Guarantor Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default, Event of Default or Additional Guarantor Event of Default or impair any right consequent therefrom.

SECTION 207.  Event of Default; Notice.

     (a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default or Additional Guarantor Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default and Additional Guarantor Events of Default known to the Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of a default in the payment of a Guarantee Payment or Additional Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

     (b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default or Additional Guarantor Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer charged with the administration of the Trust Agreement shall have obtained written notice, of such Event of Default or Additional Guarantor Event of Default.

ARTICLE III. Paragraphs (b) and (c), and subparagraph (d)(i) of Section 301 of the Guarantee Agreement are hereby amended to read in their entirety as follows:

SECTION 301.    Powers and Duties of the Guarantee Trustee.

     (b) If an Event of Default or an Additional Guarantor Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement, including the Additional Guarantee, for the benefit of the Holders.

     (c) The Guarantee Trustee, before the occurrence of any Event of Default or Additional Guarantor Event of Default, and after the curing or waiver of all such Events of Default and Additional Guarantor Events of Default that may have occurred, shall undertake to perform





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only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default or Additional Guarantor Event of Default has occurred (that has not been waived pursuant to Section 206), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

     (d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

          (i) prior to the occurrence of any Event of Default or Additional Guarantor Event of Default and after the curing or waiving of all such Events of Default and Additional Guarantor Events of Default that may have occurred:

ARTICLE IV. Subparagraphs (a) (ii), (iii), (iv) and (v) of Section 302 of the Guarantee Agreement are hereby amended to read in their entirety as follows:

SECTION 302.     Certain Rights of Guarantee Trustee.

     (a) Subject to the provisions of Section 301:

          (ii) Any direction or act of the Guarantor or Additional Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers' Certificate unless otherwise prescribed herein.

          (iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers' Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor or Additional Guarantor, as the case may be.

          (iv) The Guarantee Trustee may consult with legal counsel, and the written advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor, the Additional Guarantor or any of their Affiliates and may be one of their employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.





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          (v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee against the costs, expenses (including attorneys' fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 302(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default or an Additional Guarantor Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

ARTICLE V. Subparagraph (a) (i) and paragraph (c) of Section 401 of the Guarantee Agreement are hereby amended to read in their entirety as follows:

SECTION 401.      Guarantee Trustee; Eligibility

     (a) There shall at all times be a Guarantee Trustee which shall:

          (i) not be an Affiliate of the Guarantor or the Additional Guarantor;

     (c) If the Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee, Guarantor and Additional Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

ARTICLE VI. Section 801 of the Guarantee Agreement is hereby amended to read in its entirety as follows:

SECTION 801.     Successors and Assigns

          All guarantees and agreements of the Guarantor and the Additional Guarantor contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and the Additional Guarantor, as applicable, and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article Eight of the Indenture, and pursuant to which the assignee agrees in writing to perform the Guarantor's obligations hereunder, the Guarantor shall not assign its obligations hereunder. In the event that the Additional Guarantor shall assign its obligations hereunder, the Additional Guarantor shall be discharged from all obligations and covenants of the Additional Guarantor hereunder to the fullest extent permitted by law.





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ARTICLE VII.   Section 803 of the Guarantee Agreement is hereby amended by adding, immediately after paragraph (c) thereto, a new paragraph (d) which shall read in its entirety as follows:

     (d) if given to the Additional Guarantor, to the address set forth below or such other address, facsimile number or to the attention of such other Person as the Additional Guarantor may give notice of to the Holders:

                                  MCI WORLDCOM, Inc.
                                  515 East Amite St.
                                  Jackson, MS 39201
                                  Facsimile No.: 601-360-8110
                                  Attention:  Treasurer

with a copy to:

                                  MCI WORLDCOM, Inc.
                                  10777 Sunset Office Dr.
                                  Suite 330
                                  St. Louis, MO 63127
                                  Facsimile No.: 314 909-4101
                                  Attention:  P. Bruce Borghardt

with a copy to:

                                  MCI Communications Corporation
                                  1801 Pennsylvania Ave, N.W.
                                  Washington, D.C. 20006
                                  Facsimile No: (202) 887-2846
                                  Attention:  Assistant Treasurer


ARTICLE VIII.  Miscellaneous Provisions.

     SECTION 1. Capitalized terms used but not otherwise defined in this Supplement No. 1 shall have the meanings ascribed thereto in the Guarantee Agreement. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. This Supplement No. 1 may be executed in counterparts.

     SECTION 2. THIS SUPPLEMENT NO. 1 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.





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     SECTION 3. The Guarantee Agreement, as supplemented and amended by this
Supplement No. 1, is in all respects hereby adopted, ratified and confirmed and all terms not supplemented and amended hereby remain in full force and effect.

                  [Remainder of Page Intentionally Left Blank]





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     IN WITNESS WHEREOF, the parties hereto have caused this Supplement No. 1 to be duly executed as of the day and year first above written.

                               WILMINGTON TRUST COMPANY, as
                               Guarantee Trustee

                               By: /s/ JAMES P. LAWLER
                                  ---------------------------------------------
                                   name:    James P. Lawler
                                   title:   Vice President


                               MCI WORLDCOM, INC.


                               By: /s/ SCOTT D. SULLIVAN
                                  ---------------------------------------------
                                   name:    Scott D. Sullivan
                                   title:   Chief Financial Officer



                               MCI COMMUNICATIONS CORPORATION


                               By: /s/ SCOTT D. SULLIVAN
                                  ---------------------------------------------
                                   name:    Scott D. Sullivan
                                   title:   Chief Financial Officer





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